Exhibit 99.1

PRESS RELEASE
Contact Information:
David R. O’Reilly
Chief Financial Officer
(214) 741-7744
David.OReilly@howardhughes.com

The Howard Hughes Corporation® Reports First Quarter 2019 Results
Sold 330 condominium units in addition to increasing Operating Assets NOI by 9%

Dallas, TX, May 6, 2019 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company” or "HHC") announced today operating results for the first quarter ended March 31, 2019. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

First Quarter 2019 Highlights

•
Net income attributable to common stockholders increased to $31.8 million, or $0.74 per diluted share, for the three months ended March 31, 2019, as compared to $1.5 million, or $0.03 per diluted share, for the three months ended March 31, 2018. This increase was primarily driven by increased Condominium rights and unit sales, net, due to closings of 161 units at Ae‘o, partially offset by higher operating expenses at the Seaport District.

•
Total net operating income ("NOI") from the Operating Assets segment, including our share of NOI from equity investments, was $51.4 million for the three months ended March 31, 2019, an increase of $4.4 million, or 9.4%, compared to $47.0 million for the prior year period, primarily the result of continued stabilization of existing assets within our retail and office properties and NOI generated from assets placed in service subsequent to the first quarter of 2018.

•
Increased projected stabilized NOI by commencing construction of 8770 New Trails, our latest build-to-suit office project in The Woodlands that is 100% pre-leased to Alight Solutions. The project is anticipated to generate a 10.0% stabilized yield on development costs, excluding land, of $46.0 million.

•
Master Planned Communities ("MPC") segment earnings before tax ("EBT") was $37.6 million for the three months ended March 31, 2019, an increase of $0.8 million, or 2.1%, compared to the three months ended March 31, 2018. The increase was driven by a 20-acre superpad sale at Summerlin for $13.1 million, which yielded an average gross margin of 72.1%.

•	Achieved a residential price per acre of $712,000 in Summerlin, an increase of $65,000 per acre, or 10.0%, from the prior year, largely due to custom lot sales and the superpad sale mentioned above.

•
Contracted to sell 330 condominiums at Ward Village in the first quarter of 2019, including 314 at Kô‘ula, our newest building that began public sales in January 2019. The exceptional pace of pre-sales at Kô‘ula has resulted in the project being approximately 55.6% pre-sold in less than 3 months. Since launching pre-sales on our first buildings in January 2014, we have sold 2,284 residential units at six towers in Ward Village, bringing the total percentage sold in the six towers to 84.7% and delivering total contracted sales revenue of approximately $2.6 billion.

•
Signed two major leases at 110 North Wacker, one for two of three penthouse floors to a subsidiary of Regus, which will be a cosmopolitan members' club for professionals, and the other to Morgan Lewis & Bockius LLP, an international law firm, bringing the building to 50% pre-leased and locking in the construction loan borrowing rate of LIBOR plus 3.00%.

•	The Rooftop at Pier 17® at the Seaport District was named "Best New Concert Venue in North America" for 2018 at the 30th Annual Pollstar Awards.

•	Completed our first season of the Pier 17 Winterland, in which we attracted 28,000 skaters to New York's only outdoor rooftop ice rink.

•
Unveiled Las Vegas Ballpark®, southern Nevada’s newest professional sports venue in Downtown Summerlin, at the season opener of the Las Vegas Aviators®, the Triple A affiliate of Major League Baseball's Oakland Athletics, to a sold-out crowd of 10,000 fans.

•
Moved the Seaport District out of the Operating Assets and Strategic Development segments and into a stand-alone segment for disclosure purposes. As a result, the Seaport District's results are not included in Operating Assets NOI nor its projected stabilized NOI target.

Highlights of our results for the three months ended March 31, 2019 are summarized below. We are primarily focused on creating shareholder value by increasing our per share net asset value. Often, our long term value creation goals can cause short term volatility in our Net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics are most useful in tracking our progress towards net asset value creation.

	Three Months Ended March 31,
($ in thousands)	2019	2018	Change	% Change
Operating Assets NOI
Office	$18,962	$15,862	$3,099	20%
Retail	16,245	15,456	789	5%
Multi-family	4,361	4,159	203	5%
Hospitality	7,858	7,871	(13)	—%
Other	(1,073)	(328)	(745)	(227)%
Company's share NOI (a)	5,089	4,021	1,068	27%
Total Operating Assets NOI (b)	$51,442	$47,041	$4,401	9%

MPC
Acres Sold - Residential	77	78	(1)	(1)%
Acres Sold - Commercial	—	—	—	—%
Price Per Acre - Residential	$498	$496	$2	—%
Price Per Acre - Commercial	$—	$—	$—	—%
MPC EBT	$37,597	$36,839	$758	2%

Seaport District NOI
Historic District & Pier 17 - Landlord	$(1,718)	$(518)	$(1,200)	(231)%
Multi-Family	81	105	(24)	(23)%
Hospitality	15	—	15	100%
Historic District & Pier 17 - Managed Businesses	(2,634)	—	(2,634)	(100)%
Tin Building - Managed Businesses	—	—	—	—%
Events, Sponsorships & Catering Business	290	930	(640)	(69)%
Company's share NOI (a)	(195)	—	(195)	(100)%
Total Seaport District NOI	$(4,161)	$517	$(4,677)	(904)%

Strategic Developments
Condominium units contracted to sell (c)	16	35	(19)	(54.3)%
Projected stabilized NOI Operating Assets ($ in millions)	$320.9	$289.1	$31.8	11.0%
Projected stabilized NOI Seaport District ($ in millions)	$43.0 - $58.0	$43.0 - $58.0	$—	—%

(a)	Includes Company's share of NOI from non-consolidated assets.

(b)	Excludes properties sold or in redevelopment.

(c)	Includes units at our buildings that are open or under construction as of March 31, 2019. Excludes units at Kô‘ula, our newest building that began public sales in January 2019.

"We had an outstanding first quarter that illustrates HHC's strong fundamentals across our core business segments. Beginning with Ward Village in Honolulu, we sold 314 units at Kô‘ula, bringing our newest building to 56% pre-sold in under three months, accompanied by 161 closings at Ae‘o, which opened last quarter. We grew our recurring Operating Asset NOI by more than 9% year over year, translating to an annual run rate of $199 million, while continuing to raise our stabilized NOI target to $321 million with a new build-to-suit in The Woodlands. We also celebrated a number of key milestones, signing two major leases at 110 North Wacker to bring the building to 50% pre-leased and opening Las Vegas Ballpark in the heart of Downtown Summerlin, which has helped drive commercial demand in the community. At the Seaport District, we completed the winter season with stronger than expected traffic to the Pier Winterland and announced our dynamic lineup for the 2019 summer concert series at the Pier 17 rooftop. Additionally, we will be opening several restaurants in the Pier Village this summer including Jean-Georges’ seafood restaurant, The Fulton, that is opening later this month and will be an important addition to the district along with Momofuku and Malibu Farm that will follow this summer as we continue the Seaport’s transformation."
"Finally, we had another robust quarter of land sales in our MPCs, demonstrating the continued resiliency of our small cities and the strong underlying demand for homes in our communities that are located in markets with no state income tax and favorable affordability compared to many other parts of the country,” said David R. Weinreb, Chief Executive Officer.

Financial Results

Net income attributable to common stockholders increased to $31.8 million, or $0.74 per diluted share, for the three months ended March 31, 2019, compared to $1.5 million, or $0.03 per diluted share, for the three months ended March 31, 2018. The increase was primarily due to higher Condominium rights and unit sales, net driven by closings at Ae‘o, which continued in the first quarter of 2019, partially offset by higher operating expenses at the Seaport District. The higher operating expenses at the Seaport District are due to start-up costs associated with opening new businesses.

These factors also impacted our Funds from operations ("FFO"), Core FFO and Adjusted FFO ("AFFO") discussed below.

	Three Months Ended March 31,
(In thousands, except share amounts)	2019	2018
Net income attributable to common stockholders	$31,821	$1,474
Basic income per share	$0.74	$0.03
Diluted income per share	$0.74	$0.03

Funds from operations	$68,275	$30,097
FFO per weighted average diluted share	$1.58	$0.69

Core FFO	$87,725	$43,854
Core FFO per weighted average diluted share	$2.03	$1.01

AFFO	$86,265	$38,923
AFFO per weighted average diluted share	$1.99	$0.90

FFO for the three months ended March 31, 2019 increased $38.2 million, or $0.89 per diluted share, compared to the same period in 2018. As noted above, the increase for the three months ended March 31, 2019 was attributable to the increase in Condominium rights and unit sales, net due to Ae‘o closings in the first quarter of 2019, partially offset by higher operating expenses at the Seaport District.

Core FFO for the three months ended March 31, 2019 increased $43.9 million, or $1.02 per diluted share, compared to the same period in 2018. The increase is primarily attributable to the factors discussed in the FFO section above, as well as a higher Deferred income tax expense, partially offset by lower Other non-recurring expenses.

AFFO, our Core FFO adjusted to exclude recurring capital improvements and leasing commissions, increased $47.3 million, or $1.09 per diluted share, for the three months ended March 31, 2019 compared to the same period in 2018 primarily due to the items mentioned in the FFO and Core FFO discussions above. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors and a better indication of our overall performance.

Business Segment Operating Results

Operating Assets

In our Operating Assets segment, we increased NOI, including our share of NOI from equity investees and excluding properties sold or in redevelopment, by $4.4 million or 9.4%, to $51.4 million in the three months ended March 31, 2019, compared to the same period in 2018. This increase is primarily driven by increases of $3.1 million and $0.8 million in NOI at our office and retail properties, respectively, mainly as a result of continued stabilization of existing assets within these categories, as well as NOI generated from assets placed in service subsequent to the first quarter of 2018.

Master Planned Communities

Our MPC revenues fluctuate each quarter given the nature of development and sale of land in these large scale, long-term communities. As a result of this fluctuation, we believe full year results are a better measurement of performance than quarterly results. We also use residential home sales as a leading indicator of continued demand from homebuilders in our communities. We are continuing to see strong demand for our land from homebuilders and do not presently expect a material slowdown in the pace of residential land sales for the remainder of 2019.

During the three months ended March 31, 2019, our MPC segment EBT was $37.6 million compared to $36.8 million during the same period of 2018, an increase of 2.1%. The increase was primarily driven by a 20-acre superpad sale at Summerlin for $13.1 million. Due to relatively low costs to develop the superpad approximately 10 years ago, the sale yielded an average gross margin of 72.1%. The higher margin contributed to an increase in segment EBT despite overall fewer acres sold in Summerlin relative to the prior year period. Summerlin achieved a residential price per acre of $712,000, an increase of $65,000 per acre from the prior year, largely due to custom lot sales. The fluctuation in Summerlin’s first quarter results is typical for the MPC segment and not representative of our expectations for the year. We expect that the full year land sales in Summerlin, in terms of acres, price per acre and margin, will be largely consistent with our results over the past few years. At Bridgeland, land sales revenues increased $6.3 million due to continued robust sales of single-family lots as a result of 88 more lot sales in the current period. In Bridgeland, we also achieved a residential price per acre of $381,000 during the quarter, an increase of $12,000 per acre over the prior year. Our MPC segment EBT was also positively impacted by increased lots sales at The Woodlands which sold 81 lots in the period, an increase of 48 lots over the prior period.

Bridgeland continues to see strong home sales, increasing 24.8% over prior year. We believe that this acceleration is due to Bridgeland’s maturation as a master planned community and its thoughtful approach to conservation, recreation and transportation. In addition, it is in the path of growth and has excellent access, schools and amenities. While home sales decreased 26.0% in Summerlin for the three months ended March 31, 2019 compared to the previous year, home sales at Summerlin have increased 31.3% over the fourth quarter of 2018. Although they do not directly impact our results of operations, we believe the continued strong underlying home sales will continue to drive demand for land in our MPCs. The following summarizes home sales in our MPCs during the three months ended March 31, 2019.

	Net New Home Sales
	Three Months Ended March 31,
	2019	2018	Change	% Change
The Woodlands	87	87	—	—%
The Woodlands Hills	32	N/A	N/A	N/A
Bridgeland	136	109	27	24.8%
Summerlin	302	408	(106)	(26.0)%
Total	557	604	(47)	(7.8)%

The Seaport District

In the Seaport District, we celebrated the openings of new businesses, including Seaport News, Fellow Barber and the catering kitchen that will service Pier 17. We also unveiled the initial lineup for our second annual Summer Concert Series on The Rooftop at Pier 17. The full artist lineup includes a diverse roster of A-list talent from various genres. Finally, we received the award for "Best New Concert Venue in North America" for The Rooftop at Pier 17 at the 30th Annual Pollstar Awards.

Seaport District segment revenues increased by $3.5 million to $7.0 million in the three months ended March 31, 2019 compared to the same period in 2018. The increase is primarily due to new business openings such as 10 Corso Como Retail and Café, SJP by Sarah Jessica Parker, and Cynthia Rowley along with our Winterland skating and bar. ESPN also moved in and began broadcasting from its studio at Pier 17 during 2018. The sequential decline in revenues relative to the past few quarters is expected as the first quarter is typically the slowest quarter of the year with no concerts or Heineken Riverdeck and fewer special events.

In the Seaport District segment, NOI, including our share of NOI from equity investees, decreased by $4.7 million to a net operating loss of $4.2 million in the three months ended March 31, 2019 compared to the same period in 2018. This decrease was driven by continued investment in the development of the Seaport District, particularly as it relates to funding start-up costs related to the retail, food and beverage and other operating businesses. Decreases of $1.2 million and $2.6 million in our landlord operations and managed businesses, respectively, were primary contributors to the decrease in NOI. Our landlord operations business represents physical real estate developed, owned and leased to third parties by HHC. We expect to continue to incur operating expenses in excess of rental revenues while the remaining available space is in lease-up. Our operating businesses include retail and food and beverage entities that we operate and own, either directly, through license agreements or in joint ventures, and we expect to incur operating losses for these entities until the Seaport District reaches its critical mass of offerings. We project to achieve stabilization at the Seaport District in 2022.

Strategic Developments

In our Strategic Developments segment, we experienced another strong quarter, including robust sales of condominium units at our latest building, Kô‘ula. Kô‘ula, which launched public sales in January 2019, was approximately 55.6% pre-sold as of March 31, 2019 and 58.6% pre-sold as of April 30, 2019. We have also maintained sales momentum at ‘A‘ali‘i, which was approximately 81.1% pre-sold as of March 31, 2019. Our sales continue to support our ability to maintain a 30% blended profit margin, excluding land, across Ward Village. We feel that the rapid pace of pre-sales of our condominium units indicates that we have found a compelling combination of product and price for today's market. Given the strong sales momentum at ‘A‘ali‘i and Kô‘ula along with Ward Village’s reputation and scale, we believe there is opportunity to potentially increase the pace of development and are preliminarily exploring bringing additional buildings to market for pre-sale.

We also increased our projected annual stabilized NOI target, excluding the Seaport District, by $5.0 million to $320.9 million as of March 31, 2019. This increase is primarily attributable to the commencement of construction of 8770 New Trails, our latest build-to-suit office project in The Woodlands that is 100% pre-leased to Alight Solutions. This increase was partially offset by moving approximately $1.9 million of projected annual stabilized NOI related to 85 South Street and our share of Mr. C Seaport into the Seaport District segment.

Segment EBT increased $54.4 million for the three months ended March 31, 2019 primarily due to increased Condominium rights and unit sales, net driven by closings at Ae‘o, which continued in the first quarter of 2019. We reported revenues of $198.3 million from condominium rights and unit sales for homes that actually closed escrow at our three delivered buildings (Waiea, Anaha and Ae‘o) in Ward Village compared to $10.8 million for the prior period.

Balance Sheet First Quarter Activity and Subsequent Events

On April 9, 2019, the Company modified the HHC 242 Self-Storage and HHC 2978 Self-Storage facilities to reduce the total commitments to $5.5 million and $5.4 million, respectively. The loans have an initial maturity date of December 31, 2021 and a one-year extension option.

On March 12, 2019, the Company closed on an $18.0 million construction loan for Creekside Park West, bearing interest at one-month LIBOR plus 2.25% with an initial maturity date of March 12, 2023 and a one-year extension option.

On February 28, 2019, the Company amended the $62.5 million Woodlands Resort & Conference Center financing to extend the initial maturity date to December 30, 2021. The financing bears interest at one-month LIBOR plus 2.50% and has two, one-year extension options.

As of March 31, 2019, our total consolidated debt equaled approximately 43.7% of our total assets and our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 42.2%. We believe our low leverage, with a focus on project-specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities. As of March 31, 2019, we had $452.9 million of cash and cash equivalents.

About The Howard Hughes Corporation®

The Howard Hughes Corporation® owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 12 states from New York to Hawai‘i. The Howard Hughes Corporation® is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•	budgeted costs, future lot sales and estimates of NOI and EBT;

•	capital required for our operations and development opportunities for the properties in our Operating Assets, Seaport District and Strategic Developments segments;

•	expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•	expected performance of our MPC segment and other current income producing properties;

•	transactions related to our non-core assets;

•	the performance and our operational success at our Seaport District;

•	forecasts of our future economic performance; and

•	future liquidity, finance opportunities, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may have a material impact on any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission on February 27, 2019. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

Our Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used throughout this release are net operating income, Funds from operations, Core funds from operations, and Adjusted funds from operations. We provide a more detailed discussion about these non-GAAP measures in our reconciliation of non-GAAP measures provided in this earnings release.

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
(In thousands, except per share amounts)	2019	2018
Revenues:
Condominium rights and unit sales	$198,310	$10,837
Master Planned Communities land sales	41,312	46,565
Minimum rents	54,086	49,395
Tenant recoveries	13,508	12,760
Hospitality revenues	22,929	23,061
Builder price participation	5,195	5,081
Other land revenues	4,729	4,131
Other rental and property revenues	13,821	9,849
Total revenues	353,890	161,679

Expenses:
Condominium rights and unit cost of sales	137,694	6,729
Master Planned Communities cost of sales	16,818	26,043
Master Planned Communities operations	11,695	10,325
Other property operating costs	37,264	23,175
Rental property real estate taxes	9,831	8,127
Rental property maintenance costs	4,177	3,197
Hospitality operating costs	15,623	15,567
(Recovery) provision for doubtful accounts	(2)	776
Demolition costs	49	6,671
Development-related marketing costs	5,702	6,078
General and administrative	25,332	24,264
Depreciation and amortization	36,131	28,188
Total expenses	300,314	159,140

Other:
Loss on sale or disposal of real estate	(6)	—
Other income, net	173	—
Total other	167	—

Operating income	53,743	2,539

Interest income	2,573	2,076
Interest expense	(23,326)	(16,609)
Equity in earnings from real estate and other affiliates	9,951	14,386
Income before taxes	42,941	2,392
Provision for income taxes	11,016	558
Net income	31,925	1,834
Net income attributable to noncontrolling interests	(104)	(360)
Net income attributable to common stockholders	$31,821	$1,474

Basic income per share:	$0.74	$0.03

Diluted income per share:	$0.74	$0.03

THE HOWARD HUGHES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	March 31,	December 31,
(In thousands, except par values and share amounts)	2019	2018
Assets:
Investment in real estate:
Master Planned Communities assets	$1,665,037	$1,642,660
Buildings and equipment	3,082,749	2,932,963
Less: accumulated depreciation	(410,315)	(380,892)
Land	303,384	297,596
Developments	1,384,212	1,290,068
Net property and equipment	6,025,067	5,782,395
Investment in real estate and other affiliates	106,800	102,287
Net investment in real estate	6,131,867	5,884,682
Cash and cash equivalents	452,908	499,676
Restricted cash	134,398	224,539
Accounts receivable, net	16,030	12,589
Municipal Utility District receivables, net	246,231	222,269
Notes receivable, net	4,723	4,694
Deferred expenses, net	104,101	95,714
Operating lease right-of-use assets, net	72,105	—
Prepaid expenses and other assets, net	253,644	411,636
Total assets	$7,416,007	$7,355,799

Liabilities:
Mortgages, notes and loans payable, net	$3,241,985	$3,181,213
Operating lease obligations	71,888	—
Deferred tax liabilities	165,690	157,188
Accounts payable and accrued expenses	628,971	779,272
Total liabilities	4,108,534	4,117,673

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,659,708 shares issued and 43,139,859 outstanding as of March 31, 2019 and 43,511,473 shares issued and 42,991,624 outstanding as of December 31, 2018	437	436
Additional paid-in capital	3,325,499	3,322,433
Accumulated deficit	(88,520)	(120,341)
Accumulated other comprehensive loss	(14,759)	(8,126)
Treasury stock, at cost, 519,849 shares as of March 31, 2019 and December 31, 2018	(62,190)	(62,190)
Total stockholders' equity	3,160,467	3,132,212
Noncontrolling interests	147,006	105,914
Total equity	3,307,473	3,238,126
Total liabilities and equity	$7,416,007	$7,355,799

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Three Months Ended March 31, 2019

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”), and Adjusted funds from operations (“AFFO”).

As a result of our four segments, Operating Assets, MPC, Seaport District and Strategic Developments, being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax ("EBT"). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

Effective January 1, 2019, the Company moved the Seaport District out of the Operating Assets and Strategic Development segments and into a stand-alone segment for disclosure purposes. As applicable, we have adjusted our performance measures in all periods reported to reflect this change.

	Three Months Ended March 31,
(In thousands)	2019	2018	$ Change
Operating Assets Segment EBT
Total revenues	$91,953	$87,747	$4,206
Total operating expenses	42,912	42,011	(901)
Segment operating income	49,041	45,736	3,305
Depreciation and amortization	27,108	23,360	(3,748)
Interest expense, net	18,991	16,687	(2,304)
Other income, net	(35)	(93)	(58)
Equity in earnings from real estate and other affiliates	(2,709)	(2,583)	126
Segment EBT	5,686	8,365	(2,679)

MPC Segment EBT
Total revenues	50,896	55,765	(4,869)
Total operating expenses	28,514	36,368	7,854
Segment operating income	22,382	19,397	2,985
Depreciation and amortization	160	81	(79)
Interest income, net	(7,543)	(6,392)	1,151
Other loss, net	5	—	(5)
Equity in earnings from real estate and other affiliates	(7,837)	(11,128)	(3,291)
Segment EBT	37,597	36,836	761

	Three Months Ended March 31,
(In thousands)	2019	2018	$ Change
Seaport District Segment EBT
Total revenues	7,030	3,511	3,519
Total operating expenses	14,433	3,535	(10,898)
Segment operating income	(7,403)	(24)	(7,379)
Depreciation and amortization	6,193	2,244	(3,949)
Interest expense (income), net	1,532	(3,717)	(5,249)
Other loss, net	86	—	(86)
Equity in losses from real estate and other affiliates	632	—	(632)
Loss on sale or disposal of real estate	6	—	(6)
Segment EBT	(15,852)	1,449	(17,301)

Strategic Developments Segment EBT
Total revenues	204,011	14,656	189,355
Total operating expenses	146,303	12,027	(134,276)
Segment operating income	57,708	2,629	55,079
Depreciation and amortization	1,056	1,065	9
Interest income, net	(3,262)	(3,807)	(545)
Other income, net	(695)	(209)	486
Equity in earnings from real estate and other affiliates	(37)	(672)	(635)
Segment EBT	60,646	6,252	54,394

Consolidated Segment EBT
Total revenues	353,890	161,679	192,211
Total operating expenses	232,162	93,941	(138,221)
Segment operating income	121,728	67,738	53,990
Depreciation and amortization	34,517	26,750	(7,767)
Interest loss, net	9,718	2,771	(6,947)
Other income, net	(639)	(302)	337
Equity in earnings from real estate and other affiliates	(9,951)	(14,383)	(4,432)
Loss on sale or disposal of real estate	6	—	(6)
Consolidated segment EBT	88,077	52,902	35,175

Corporate expenses and other items	56,152	51,068	(5,084)
Net income	31,925	1,834	30,091
Net income attributable to noncontrolling interests	(104)	(360)	(256)
Net income attributable to common stockholders	$31,821	$1,474	$30,347

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport District portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, other (loss) income, amortization, depreciation and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport District assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of EBT to NOI for Operating Assets and Seaport District has been presented in the tables below.

	Three Months Ended March 31,
	(Unaudited)
(In thousands)	2019	2018
Total Operating Assets segment EBT (a)	$5,686	$8,365

Add back:
Depreciation and amortization	27,108	23,360
Interest expense, net	18,991	16,687
Equity in (earnings) loss from real estate and other affiliates	(2,709)	(2,583)
Straight-line rent amortization	(2,845)	(3,122)
Other	122	313
Total Operating Assets NOI - Consolidated	46,353	43,020

Dispositions
Cottonwood Square	—	11
Total Operating Asset Dispositions NOI	—	11

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$46,353	$43,031

Company's Share NOI - Equity investees	1,464	575

Distributions from Summerlin Hospital Investment	3,625	3,435

Total Operating Assets NOI	$51,442	$47,041

(a) EBT excludes corporate expenses and other items that are not allocable to the segments.

	Three Months Ended March 31,
	(Unaudited)
(In thousands)	2019	2018
Total Seaport District segment EBT (a)	$(15,852)	$1,449

Add back:
Depreciation and amortization	6,193	2,244
Interest expense (income), net	1,532	(3,717)
Equity in (earnings) loss from real estate and other affiliates	632	—
Straight-line rent amortization	755	(182)
Loss on sale or disposal of real estate	6	—
Other - Development related	2,768	723
Total Seaport District NOI - Consolidated	(3,966)	517

Company's Share NOI - Equity investees	(195)	—

Total Seaport District NOI	$(4,161)	$517

(a) EBT excludes corporate expenses and other items that are not allocable to the segments.

FFO, Core FFO and AFFO

FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization, gains and losses from depreciable property dispositions and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO, AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended March 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(In thousands, except share amounts)	2019	2018	2018	2017
Net income attributable to common shareholders	$31,821	$1,474	$57,012	$168,404
Adjustments to arrive at FFO:
Segment real estate related depreciation and amortization	34,517	26,750	119,309	125,638
Loss (Gains) on sales of properties and disposals of operating assets	6	—	4	(55,235)
Income tax expense adjustments - deferred:
Gains on sales of properties	—	—	—	20,551
Reconciling items related to noncontrolling interests	104	360	714	(1,781)
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	1,827	1,513	5,693	4,385
FFO	$68,275	$30,097	$182,732	$261,962

Adjustments to arrive at Core FFO:
Acquisition expenses	$—	$—	$—	$109
Loss on redemption of senior notes due 2021	—	—	—	46,410
Gain on acquisition of joint venture partner's interest	—	—	—	(23,332)
Warrant loss	—	—	—	43,443
Severance expenses	854	261	687	2,525
Non-real estate related depreciation and amortization	1,615	1,437	7,255	6,614
Straight-line amortization	(2,134)	(3,340)	(12,609)	(7,782)
Deferred income tax expense (benefit)	10,703	246	16,195	(64,014)
Non-cash fair value adjustments related to hedging instruments	(128)	(216)	(1,135)	905
Share based compensation	2,725	2,526	11,242	8,211
Other non-recurring expenses (development related marketing and demolition costs)	5,751	12,749	46,579	22,427
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	64	94	623	502
Core FFO	$87,725	$43,854	$251,569	$297,980

Adjustments to arrive at AFFO:
Tenant and capital improvements	$(1,042)	$(4,532)	$(14,267)	$(15,803)
Leasing Commissions	(418)	(399)	(3,600)	(2,995)
AFFO	$86,265	$38,923	$233,702	$279,182

FFO per diluted share value	$1.58	$0.69	$4.23	$6.08

Core FFO per diluted share value	$2.03	$1.01	$5.82	$6.92

AFFO per diluted share value	$1.99	$0.90	$5.41	$6.48